Maine & Maritimes Corporation Announces 2009 Third-Quarter Earnings Results

PRESQUE ISLE, ME -- (Marketwire - November 12, 2009) - Maine & Maritimes Corporation (NYSE Amex: MAM) reported a consolidated third quarter 2009 basic and diluted net loss of $0.52 per share, or $877,000, compared to third quarter 2008 net income of $0.08 per share, or $129,000.

According to Brent M. Boyles, President and CEO of Maine & Maritimes Corporation, "As in past years, revenues at the utility were lower during the second and third quarters due to our rate structure, which is higher in the winter months to encourage conservation. Third quarter revenue for 2009 was lower than the third quarter of 2008, reflecting the downturn in the economy, primarily within the struggling wood and lumber industry. In addition, MAM Utility Services Group (MAM USG) has fewer projects than it did last year.

"As part of our effort to improve performance, MPS continues to pursue a transmission interconnection to the ISO-NE regional grid. We continue to meet with various stakeholders to discuss the Maine Power Connection (MPC) project scope and requirements, and identify means to reduce the impact of the MPC project on northern Maine ratepayers. In addition, MAM USG has secured a limited notice to proceed with designing the collector system for another New England wind farm."

Statistical Highlights:

Unaudited

(in thousands except share and per share amounts)

                                   Quarters Ended       Nine Months Ended
                                    September 30,         September 30,
                                  2009        2008       2009       2008
                                ---------  ---------- ---------- ---------
Regulated Operating Revenues    $   7,273  $    7,805 $   24,705 $  26,485
Unregulated Operating Revenues         29       4,463        577     7,837
                                ---------  ---------- ---------- ---------
Total Operating Revenues        $   7,302  $   12,268 $   25,282 $  34,322
                                =========  ========== ========== =========

(Loss) Income from Continuing
 Operations Allocable to Common
 Shareholders                   $    (877) $      128 $      118 $   2,047
Income (Loss) from Discontinued
 Operations                             -           1          -       (20)
                                ---------  ---------- ---------- ---------
Total Consolidated Net (Loss)
 Income                         $    (877) $      129 $      118 $   2,027
                                =========  ========== ========== =========

Basic and Diluted (Loss) Income
 per Common Share from
 Continuing Operations          $   (0.52) $     0.08 $     0.07 $    1.22
Basic and Diluted Loss per
 Common Share from Discontinued
 Operations                             -           -          -     (0.01)
                                ---------  ---------- ---------- ---------
Total (Loss) Income per Common
 Share                          $   (0.52) $     0.08 $     0.07 $    1.21
                                =========  ========== ========== =========

Average Shares Outstanding:
Basic                           1,681,249   1,678,249  1,680,507 1,678,069
Diluted                         1,681,249   1,678,982  1,681,237 1,678,405

About Maine & Maritimes Corporation:

Maine & Maritimes Corporation (NYSE Amex: MAM) is the parent company of Maine Public Service Company, a regulated electric transmission and distribution utility serving approximately 36,000 electricity customer accounts in Northern Maine. MAM is also the parent company of MAM Utility Services Group, an unregulated corporation that provides electrical services, including transmission line and substation design and construction. Corporate headquarters are located in Presque Isle, Maine, and the corporate website is www.maineandmaritimes.com.

Cautionary Statement Regarding Forward-Looking Information:

Except for historical information, all other information provided in this news release consists of "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1935. Although Maine & Maritimes Corporation believes that such statements are based on reasonable assumptions, any such statements involve uncertainties and risks that may cause actual results to differ materially from those projected, anticipated, or implied. MAM cautions that there are certain factors that can cause actual results to differ materially from forward-looking information that has been provided, including, without limitation, potential changes in applicable laws and regulations, potential changes in Management, its ability to raise necessary operating and growth capital, increased interest costs, its ability to execute its business plans in a timely and efficient manner, the loss of customers and other factors that are more detailed in MAM's filings with the Securities and Exchange Commission.

MAM-E = Earnings Release

For More Information Contact:
Virginia R. Joles
Director of Communications,
Board Relations and Economic Development
Tel: 207.760.2418
www.maineandmaritimes.com